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                                                                   Exhibit 99.16

          Sections 13.1-692, 13.1-692.1 and 13.1-696 to 13.1-704 of the
                         Virginia Stock Corporation Act

s 13.1-692. Liability for unlawful distributions

     A. Unless he complies with the applicable standards of conduct described in s 13.1-690, a director who votes for or assents to a distribution made in violation of this chapter or the articles of incorporation is personally liable to the corporation and its creditors for the amount of the distribution that exceeds what could have been distributed without violating this chapter or the articles of incorporation.

     B. A director held liable for an unlawful distribution under subsection A of this section is entitled to contribution:

     1. From every other director who voted for or assented to the distribution without complying with the applicable standards of conduct described in s 13.1-690; and

     2. From the shareholders who received the unlawful distribution in proportion to the amounts of such unlawful distribution received by them respectively.

     C. No suit shall be brought against any director for any liability imposed by this section except within two years after the right of action shall accrue.

s 13.1-692.1. Limitation on liability of officers and directors; exception

     A. In any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of:

     1. The monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or

     2. The greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed.

     B. The liability of an officer or director shall not be limited as provided in this section if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

     C. No limitation on or elimination of liability adopted pursuant to this section may be affected by any amendment of the articles of incorporation or bylaws with respect to any act or omission occurring before such amendment.

s 13.1-696. Definitions

     In this article:

     "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

     "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his duties to the corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

     "Expenses" includes counsel fees.

     "Liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

     "Official capacity" means, (i) when used with respect to a director, the office of director in a corporation; or (ii) when used with respect to an individual other than a director, as contemplated in s 13.1-702, the office in a corporation held by the officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any other foreign or domestic corporation

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or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

     "Party" includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

     "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

s 13.1-697. Authority to indemnify

     A. Except as provided in subsection D of this section, a corporation may indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding if:

     1. He conducted himself in good faith; and

     2. He believed:

     a. In the case of conduct in his official capacity with the corporation, that his conduct was in its best interests; and

     b. In all other cases, that his conduct was at least not opposed to its best interests; and

     3. In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

     B. A director's conduct with respect to an employee benefit plan for a purpose he believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of subdivision 2 b of subsection A of this section.

     C. The termination of a proceeding by judgment, order, settlement or conviction is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     D. A corporation may not indemnify a director under this section:

     1. In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or

     2. In connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him.

     E. Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

s 13.1-698. Mandatory indemnification

     Unless limited by its articles of incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

s 13.1-699. Advance for expenses

     A. A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

     1. The director furnishes the corporation a written statement of his good faith belief that he has met the standard of conduct described in s 13.1- 697;

     2. The director furnishes the corporation a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet the standard of conduct; and

     3. A determination is made that the facts then known to those making the determination would not preclude indemnification under this article.

     B. The undertaking required by subdivision 2 of subsection A of this section shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     C. Determinations and authorizations of payments under this section shall be made in the manner specified in s 13.1-701.

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s 13.1-700. Repealed by Acts 1987, c. 59; Acts 1987, c. 257

s 13.1-700.1. Court orders for advances, reimbursement or indemnification

     A. An individual who is made a party to a proceeding because he is or was a director of a corporation may apply to a court for an order directing the corporation to make advances or reimbursement for expenses or to provide indemnification. Such application may be made to the court conducting the proceeding or to another court of competent jurisdiction.

     B. The court shall order the corporation to make advances and/or reimbursement for expenses or to provide indemnification if it determines that the director is entitled to such advances, reimbursement or indemnification and shall also order the corporation to pay the director's reasonable expenses incurred to obtain the order.

     C. With respect to a proceeding by or in the right of the corporation, the court may (i) order indemnification of the director to the extent of his reasonable expenses if it determines that, considering all the relevant circumstances, the director is entitled to indemnification even though he was adjudged liable to the corporation and (ii) also order the corporation to pay the director's reasonable expenses incurred to obtain the order of indemnification.

     D. Neither (i) the failure of the corporation, including its board of directors, its independent legal counsel and its shareholders, to have made an independent determination prior to the commencement of any action permitted by this section that the applying director is entitled to receive advances and/or reimbursement nor (ii) the determination by the corporation, including its board of directors, its independent legal counsel and its shareholders, that the applying director is not entitled to receive advances and/or reimbursement or indemnification shall create a presumption to that effect or otherwise of itself be a defense to that director's application for advances for expenses, reimbursement or indemnification.

s 13.1-701. Determination and authorization of indemnification

     A. A corporation may not indemnify a director under s 13.1-697 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because he has met the standard of conduct set forth in s 13.1-697.

     B. The determination shall be made:

     1. By the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;

     2. If a quorum cannot be obtained under subdivision 1 of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding;

     3. By special legal counsel:

     a. Selected by the board of directors or its committee in the manner prescribed in subdivisions 1 and 2 of this subsection; or

     b. If a quorum of the board of directors cannot be obtained under subdivision 1 of this subsection and a committee cannot be designated under subdivision 2 of this subsection, selected by majority vote of the full board of directors, in which selection directors who are parties may participate; or

     4. By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.

     C. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subdivision 3 of subsection B of this section to select counsel.

s 13.1-702. Indemnification of officers, employees and agents

     Unless limited by a corporation's articles of incorporation,

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     1. An officer of the corporation is entitled to mandatory indemnification under s 13.1-698, and is entitled to apply for court-ordered indemnification under s 13.1-700.1, in each case to the same extent as a director; and

     2. The corporation may indemnify and advance expenses under this article to an officer, employee, or agent of the corporation to the same extent as to a director.

s 13.1-703. Insurance

     A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, or agent, whether or not the corporation would have power to indemnify him against the same liability under s 13.1-697 or s 13.1-698.

s 13.1-704. Application of article

     A. Unless the articles of incorporation or bylaws expressly provide otherwise, any authorization of indemnification in the articles of incorporation or bylaws shall not be deemed to prevent the corporation from providing the indemnity permitted or mandated by this article.

     B. Any corporation shall have power to make any further indemnity, including indemnity with respect to a proceeding by or in the right of the corporation, and to make additional provision for advances and reimbursement of expenses, to any director, officer, employee or agent that may be authorized by the articles of incorporation or any bylaw made by the shareholders or any resolution adopted, before or after the event, by the shareholders, except an indemnity against (i) his willful misconduct, or (ii) a knowing violation of the criminal law. Unless the articles of incorporation, or any such bylaw or resolution expressly provide otherwise, any determination as to the right to any further indemnity shall be made in accordance with s 13.1-701 B. Each such indemnity may continue as to a person who has ceased to have the capacity referred to above and may inure to the benefit of the heirs, executors and administrators of such a person.

     C. No right provided to any person pursuant to this section may be reduced or eliminated by any amendment of the articles of incorporation or bylaws with respect to any act or omission occurring before such amendment.